Exhibit 4.17

Important Notice:

Dear Customer, to protect your company’s interests, please carefully read the full text of this Agreement before signing, especially the clauses in bold. If you have any questions, please promptly ask us for clarification. If your company still has doubts or uncertainties, please consult your lawyers and relevant professionals.

CREDIT FACILITY AGREEMENT

(Applicable to working capital loans where no separate loan agreement is required)

(Applicable to working capital loans where no separate loan agreement is required)

Reference No.: XXX

Credit Grantor: China Merchants Bank Co., Ltd. Fuzhou Branch (hereinafter referred to as Party A)

Credit Applicant: Shengfeng Logistics Group Co., Ltd. (hereinafter referred to as Party B)

Upon Party B’s application, Party A agrees to provide Party B with a credit facility for Party B’s use. Party A and Party B hereby reach agreement on the following terms in accordance with relevant laws and after full negotiation, and enter into this Agreement.

1. Credit Facility Amount

1.1 Under this Agreement, Party A shall provide Party B with a credit facility of RMB (in words) XXX (including revolving and/or one-time facility amounts). Party B may apply for specific business in other currencies within the credit facility (exchange rates shall be converted at Party A’s published foreign exchange rates at the time of the specific transaction).

Party A (or Party A’s subordinate institution) and Party B previously signed an agreement with reference number XXX titled “Credit Facility Agreement (Applicable to working capital loans where no separate loan agreement is required)” (fill in agreement name here). The outstanding balance of specific businesses conducted under that agreement shall automatically be incorporated under this Agreement and directly occupy the credit facility under this Agreement.

1.2 The credit period is XXX months, from XXX to XXX. Party B shall submit an application to Party A for use of the credit facility within this period to handle specific credit transactions. Party A will not process applications submitted by Party B beyond the credit expiry date, except as otherwise provided in this Agreement.

1.3 Credit facility products include but are not limited to loans / order loans, trade finance, bill discounting, commercial bill acceptance, commercial acceptance bill discounting / guarantee, domestic / international letters of guarantee, customs duty payment guarantees, corporate account overdrafts, derivative transactions, gold leasing, and other credit products.

“Trade Finance” includes but is not limited to international / domestic letters of credit, import bill financing, delivery guarantee, import collection bill financing, packing loans, export bill financing, export negotiation, export collection bill financing, import / export remittance financing, Sinosure financing, factoring, bill guarantee payment, and other products.

1.4 Revolving facility refers to the maximum outstanding balance of one or more of the aforementioned credit products that Party A provides to Party B during the credit period on a continuous, revolving basis.

One-time facility refers to the cumulative amount of all types of credit products that Party A provides to Party B during the credit period, which shall not exceed the approved one-time credit facility amount. Party B may not use the one-time credit facility on a revolving basis; the amounts of multiple credit transactions applied for by Party B shall occupy the one-time credit facility amount cumulatively until fully utilized.

2. Utilization Arrangement of Credit Facility

2.1 Specific credit transactions approved by Party A upon Party B’s application during the credit period shall automatically be incorporated under this Agreement and occupy the credit facility under this Agreement.

2.2 If Party A handles factoring business with Party B as the payment obligor, the creditor’s rights against Party B that Party A receives from third parties, or based on debt instruments / unconditional payment undertakings signed by Party B, shall occupy the above credit facility; if Party B applies to Party A to handle factoring business with Party B as the payee (accounts receivable creditor / creditor under debt instrument or payment undertaking), the purchase amount (receivables purchase) that Party A pays to Party B using its own funds or other legally sourced funds to purchase accounts receivable / debt instruments or creditor’s rights under payment undertakings held by Party B shall occupy the above credit facility.

2.3 When Party A, based on its internal process requirements, entrusts other China Merchants Bank branches to transfer letters of credit to beneficiaries after issuing them, the issuance and any bill financing and delivery guarantee transactions thereunder shall occupy the above credit facility.

When handling import letter of credit issuance, if import bill financing subsequently occurs under the same letter of credit, the import letter of credit and the import bill financing shall occupy the same facility amount at different stages. That is, when import bill financing occurs, the facility amount restored after the letter of credit makes external payment and re-used for import bill financing shall be deemed to occupy the same facility as the original import letter of credit.

2.4 When Party B applies to Party A to open a letter of guarantee with a third party as the guaranteed party, such transaction shall occupy the above credit facility. Party B also confirms that it bears the primary repayment obligation for any advance principal balance, interest, penalty interest, compound interest, liquidated damages, and delay performance fees formed by Party A’s performance of the guarantee obligation under such letter of guarantee.

3. Approval and Use of Credit Facility

3.1 The type of credit facility under this Agreement (revolving or one-time), applicable credit products, specific credit facility amounts for each product, whether inter-product adjustments are allowed, and specific usage conditions shall all be subject to Party A’s approval. If Party A adjusts its original approval based on Party B’s application during the credit period, subsequent approvals by Party A shall constitute supplements and amendments to the original approval, and so on.

3.2 Party B must submit a written application to use the credit facility and provide materials required by Party A. Party A will approve each application after review and has the right to comprehensively consider its internal management requirements and Party B’s operating conditions in deciding whether to approve. Party A has the right to unilaterally refuse Party B’s application without bearing any form of legal liability to Party B. If this clause conflicts with other relevant provisions of this Agreement, this clause shall prevail.

3.3 After Party A’s approval, when handling specific credit transactions, the specific business documents signed by Party A and Party B (including but not limited to single agreements / applications, framework agreements or specific business contracts) shall constitute inseparable components of the “Credit Facility Agreement”. The specific amount, interest rate, term, purpose, fees, and other business terms of each loan or other credit transaction shall be determined by the specific business documents, business vouchers confirmed by Party A (including but not limited to drawdown applications, loan notes (if any)), and Party A’s system business records. Unless otherwise stipulated in the specific business documents, Party A-confirmed business vouchers (including but not limited to loan notes), and Party A’s system business records regarding interest rates, interest under this Agreement shall be calculated using the simple interest method.

For working capital loans applied by Party B within the credit facility, Party A and Party B do not need to separately sign a “Loan Agreement”. When Party B applies to use funds, it shall submit drawdown applications one by one, and Party A shall approve them one by one.

3.4 Party A has the right to periodically or non-periodically adjust the benchmark interest rate or interest rate pricing method for loans / other credit under this Agreement based on changes in national policies, domestic and overseas market conditions, or its own credit policies. Such adjustments shall take effect after Party A notifies Party B (notification methods include announcement at Party A’s outlets or on China Merchants Bank’s official website, or sending notice to Party B via any contact address / method reserved in this Agreement). If Party B does not accept the adjustment, it may repay early; otherwise, Party B is deemed to have accepted and shall implement per the notice.

If this clause conflicts with other relevant provisions of this Agreement, this clause shall prevail.

3.5 The usage period of each loan or other credit under the credit facility shall be specifically determined based on Party B’s operational needs and Party A’s business management rules. The maturity date of each specific transaction may be later than the credit facility expiry date (except where Party A has other requirements).

3.6 During the credit period, Party A has the right to periodically evaluate Party B’s operations and financial condition each year, and adjust the credit facility available to Party B based on the evaluation results.

4. Working Capital Loan Interest Rate Terms

4.1 The interest rate of any single loan under this Agreement shall be confirmed by Party B in the corresponding drawdown application and approved by Party A. If the drawdown application is inconsistent with the loan note (if any) or Party A’s system records for that loan, the loan note (if any) or Party A’s system records shall prevail.

4.2 If Party B uses the loan not in accordance with the agreed purpose under this Agreement, penalty interest shall be charged on the portion used for non-agreed purposes from the date of change of use at a rate of the original interest rate plus XXX%. The original interest rate refers to the interest rate applicable to the loan before its purpose was changed.

If Party B fails to repay the loan on time, penalty interest (default interest) shall be charged on the unpaid portion from the date of default at the original interest rate plus XXX% (overdue loan interest rate). The original interest rate refers to the rate applicable to the loan before maturity (if it is a floating rate, it refers to the rate applicable in the last floating period before the loan maturity date (including early maturity date)).

If a loan is simultaneously overdue and used for non-agreed purposes, the higher of the above two rates shall apply for interest calculation.

4.3 If the People’s Bank of China adjusts loan interest rate regulations during the loan period, the relevant People’s Bank of China regulations shall apply.

4.4 If the loan maturity date falls on a holiday, the loan shall automatically be extended to the first working day after the holiday, and interest shall be calculated based on the actual number of days the loan funds are occupied.

4.5 Party B must pay interest on each interest settlement date. Party A may directly deduct the interest due from any account Party B has with China Merchants Bank. If the last repayment date of a loan’s principal is not an interest settlement date, the last repayment date of the loan principal shall be the interest payment date, and the borrower shall settle all interest payable corresponding to the principal on that date. If Party B fails to pay interest on time, compound interest shall be calculated on the outstanding interest (including penalty interest) in accordance with the overdue loan interest rate stipulated in this clause.

5. Security Terms

5.1 For all debts owed by Party B to Party A under this Agreement, Party B or a third party recognized by Party A shall provide property mortgage / pledge security or joint and several guarantee. Party B or the third party acting as guarantor shall separately issue or sign security documents as required by Party A.

5.2 If the guarantor fails to sign the security documents and properly complete the security procedures as required by this clause (including submitting objections by the accounts receivable debtor regarding accounts receivable pledged before the pledge), Party A has the right to refuse to extend credit to Party B.

5.3 Where the mortgagor provides real estate mortgage security for all debts owed by Party B to Party A under this Agreement, if Party B becomes aware that the mortgaged property has been or may be included in the government’s demolition or expropriation plans, Party B shall immediately notify Party A and urge the mortgagor to continue providing security for Party B’s debts with the compensation provided by the demolition party pursuant to the mortgage agreement and promptly complete the corresponding security procedures, or provide other security measures recognized by Party A as required by Party A.

6. Party B’s Rights and Obligations

6.1 Party B enjoys the following rights:

6.1.1 The right to require Party A to provide loans or other credit within the credit facility under the conditions stipulated in this Agreement;

6.1.2 The right to use the credit facility as agreed in this Agreement;

6.1.3 The right to require Party A to keep confidential the production, operation, assets, accounts, and other information provided by Party B, except as otherwise provided in this Agreement;

6.1.4 After obtaining Party A’s written consent, the right to transfer debts to a third party.

6.2 Party B undertakes the following obligations:

6.2.1 To truthfully provide documents and materials required by Party A (including but not limited to periodically providing true financial books / reports and annual financial reports, major decisions and changes in production, operations, and management, drawdown / fund usage materials, materials related to collateral, etc.), as well as information on all bank accounts and deposit balances, and to cooperate with Party A’s investigations, reviews, and inspections;

6.2.2 To accept Party A’s supervision of its use of credit funds and related production, operating, and financial activities;

6.2.3 To use loans and / or other credit in accordance with the purposes stipulated in this Agreement and the specific business documents and / or as committed;

6.2.4 To repay the principal, interest, and fees of loans, advances, and other credit debts on time and in full as stipulated in this Agreement and specific business documents;

6.2.5 To obtain Party A’s written consent before transferring all or part of the debts under this Agreement to a third party;

6.2.6 If any of the following events occur, Party B shall immediately notify Party A and actively cooperate with Party A in implementing measures to ensure the safe repayment of principal and interest and all related fees of loans, advances, and other credit debts under this Agreement:

6.2.6.1 Major financial losses, asset losses, or other financial crises;

6.2.6.2 Providing loans or guarantees for the benefit of or to protect third parties from losses, or providing mortgage (pledge) security with own property (rights);

6.2.6.3 Suspension of operations, revocation or cancellation of business license, application for or being subject to bankruptcy, dissolution, and other situations, or major changes in enterprise information such as company name, registered address, place of business, beneficial owner, and other information changes; or changes in the borrower’s controlling shareholders / actual controllers;

6.2.6.4 Major crises in the operations or finances of controlling shareholders or other affiliated companies or actual controllers affecting normal operations, or abnormal personnel changes in legal representatives / principal responsible persons / directors or important senior management, or being punished / restricted in personal freedom by national authorities due to violations of laws or discipline, or being missing for more than 7 days, which may affect normal operations;

6.2.6.5 Related-party transactions with controlling shareholders, other affiliated companies, or actual controllers involving amounts reaching 10% or more of Party B’s net assets (Party B’s notification shall at least cover the related relationships of the transaction parties, the nature of the transaction, the amount or proportion of the transaction, and pricing policies (including transactions with no consideration or only nominal consideration));

6.2.6.6 Any litigation, arbitration, criminal, or administrative penalties that may have major adverse consequences on its operations or property status;

6.2.6.7 Party B or its actual controllers have large-scale private high-interest lending behaviors; or adverse credit records such as revolving debts, overdue payments, or interest arrears at other financial institutions; or fund chain breaks within affiliated enterprises, triggering a debt crisis; or Party B / its key stakeholders / Party B’s subsidiaries have money laundering, terrorist financing, or sanctions compliance risks, or may bring money laundering, terrorist financing, or sanctions compliance risks to Party A; or Party B’s projects are suspended, delayed, or have major investment errors;

6.2.6.8 Other major events that may affect Party B’s or its controlling shareholders’ / actual controllers’ ability to repay debts.

6.2.7 Not to neglect the management and pursuit of its due creditor’s rights, or to dispose of existing major assets at no consideration or in other inappropriate ways;

6.2.8 Party B must first obtain Party A’s written consent before undertaking major events such as mergers (acquisitions), divisions, reorganizations, joint ventures (cooperation), equity transfers, equity restructuring, external investments, increase in debt financing, and other major events;

6.2.9 In the case of accounts receivable pledges, Party B guarantees that the credit balance at any point during the credit period is less than XXX% of the pledged accounts receivable balance; otherwise Party B must provide new accounts receivable recognized by Party A for pledge or deposit a guarantee deposit (the guarantee deposit account number is subject to the automatic generation or records in Party A’s system at the time of deposit, same below), until pledged accounts receivable balance × XXX% + valid guarantee deposit > credit balance;

6.2.10 Where Party B (or other third parties) provides guarantee deposits, certificates of deposit, bills, and other pledges, if exchange rate fluctuations cause the pledge value to be insufficient for XXX% of the corresponding specific transaction amount, Party B is obligated to add the corresponding amount of guarantee deposit or provide other collateral as required by Party A.

Where the facility currency differs from the specific transaction currency, if exchange rate fluctuations cause the specific transaction amount converted at the latest exchange rate published by Party A to exceed the amount at the time the specific transaction actually occurred, resulting in the total specific transaction amount actually occurring under this Agreement exceeding the total credit facility amount, Party B is obligated to add a guarantee deposit or provide other security conditions as required by Party A.

6.2.11 To ensure that sales proceeds from import transactions are returned to Party A’s designated account; under export negotiation, to transfer to Party A the bills and / or documents under the letter of credit;

6.2.12 Party B guarantees that its settlement, payment, and collection activities are mainly conducted through bank settlement accounts opened with Party A. During the credit period, Party B’s settlement transaction share in the designated account shall be no less than Party B’s financing share with Party A among all banks.

7. Party A’s Rights and Obligations

7.1 Party A enjoys the following rights:

7.1.1 The right to require Party B to repay on time and in full the principal, interest, and fees of loans, advances, and other credit debts under this Agreement and specific contracts;

7.1.2 The right to require Party B to provide materials related to its use of the credit facility;

7.1.3 The right to understand Party B’s production, operations, and financial activities;

7.1.4 The right to supervise Party B’s use of loans and / or other credit in accordance with the purposes stipulated in this Agreement and specific business documents; the right to unilaterally directly suspend or restrict Party B’s corporate online banking / corporate APP / other online functions (including but not limited to closing corporate online banking / corporate APP / other online functions, presetting payment recipient lists / single payment limits / tiered payment limits and other restriction measures) and other electronic payment channels, restricting the issuance of settlement vouchers, or restricting Party B’s account counter payments and transfers, as well as payment and remittance functions of telephone banking, mobile banking, and other non-counter channels, when business needs require;

7.1.5 The right to entrust other China Merchants Bank branches at the beneficiary’s location to transfer letters of credit to the beneficiary upon receiving Party B’s application to open letters of credit, based on its internal process requirements;

7.1.6 The right to directly deduct funds from any account opened by Party B at any China Merchants Bank institution to repay debts owed by Party B under this Agreement and specific business documents (when credit debts are denominated in non-RMB currencies, the right to directly purchase foreign exchange or sell foreign exchange at the exchange rate published by Party A at the time of deduction from any account of Party B to repay credit principal, interest, and fees);

7.1.7 The right to transfer the creditor’s rights it holds against Party B, and to notify Party B of the transfer by means it considers appropriate, including but not limited to fax, mail, personal delivery, public announcement in public media, etc., and to collect from Party B;

7.1.8 The right to supervise Party B’s accounts and to entrust other China Merchants Bank institutions other than Party A to supervise Party B’s accounts, and to control loan fund payments according to the loan purpose and payment scope agreed by both parties;

7.1.9 When Party A discovers that Party B has any situation described in Article 6.2.6 of this Agreement, Party A has the right to require Party B to implement measures to ensure the safe repayment of principal, interest, and all related fees of credit debts under this Agreement as required by Party A, and also has the right to directly take one or more of the default remedies stipulated in the “Default Events and Handling” clause of this Agreement;

7.1.10 The right to report to regulators any new local government hidden debts of Party B;

7.1.11 Other rights stipulated in this Agreement.

7.2 Party A undertakes the following obligations:

7.2.1 To disburse loans or provide other credit to Party B within the credit facility under the conditions stipulated in this Agreement and specific contracts;

7.2.2 To keep confidential Party B’s assets, finances, production, and operating conditions, except as otherwise required by laws and regulations, as required by regulators, or as provided to Party A’s superior or subordinate institutions, guarantee parties, or external auditors, accountants, lawyers, or other professional institutions that bear confidentiality obligations.

8. Party B’s Special Warranties

8.1 Party B is formally established and validly existing under Chinese law, is an entity with legal person status, has true, legal, and valid registration and annual report disclosure procedures, and has full civil capacity to sign and perform this Agreement.

8.2 The signing and performance of this Agreement has been duly authorized by the board of directors or any other competent authority.

8.3 The documents, materials, and certificates provided by Party B regarding Party B, guarantors, mortgagors (pledgors), and mortgaged (pledged) property are true, accurate, complete, and valid, and do not contain material errors or omissions of any material facts.

8.4 To strictly abide by the provisions of specific business documents and all types of letters and related documents issued to Party A.

8.5 At the time of signing this Agreement, no litigation, arbitration, criminal, or administrative penalties have occurred that may have major adverse consequences for Party B or Party B’s major assets, and such litigation, arbitration, criminal, or administrative penalties will not occur during the performance period of this Agreement. If they do occur, Party B shall immediately notify Party A.

8.6 To strictly comply with national laws and regulations in business activities, strictly conduct various businesses within the scope of business licenses or as legally approved, and timely handle enterprise (legal person) registration, enterprise annual report procedures, and business period extension / extension procedures.

8.7 To maintain or improve the current level of business management, ensure the preservation and appreciation of existing assets, not abandon any due creditor’s rights, and not dispose of existing major assets at no consideration or in other inappropriate ways.

8.8 Without Party A’s permission, Party B shall not repay other long-term debts in advance.

8.9 Party B’s Statement and Warranty on Environmental, Social, and Governance (ESG) Risks

Environmental, social, and governance (ESG) risks refer to major risks related to environmental, social, and governance factors that may be brought about by Party B and its affiliates, main contractors, and suppliers in their construction, production, and business activities, including risks related to ecological protection, environmental pollution, climate change, biodiversity, water resource utilization, production safety, occupational health, gender equality, employee rights, land requisition and relocation, and immigrant resettlement. Regarding the management of ESG risks, Party B declares and warrants as follows:

8.9.1 To establish sound ESG risk internal management systems that comply with legal and regulatory requirements and are effectively implemented;

8.9.2 All behaviors and practices related to ESG risks are compliant, and there are no major litigation, arbitration cases, or other legal proceedings related to ESG risks;

8.9.3 To establish sound ESG risk emergency response mechanisms and measures, set up dedicated departments and / or designated personnel to be responsible for ESG risk matters, and detail the responsibilities, obligations, and penalties of relevant responsible personnel in internal systems; to respond appropriately or take other necessary actions in the face of strong public or stakeholder challenges regarding Party B’s control of ESG risks;

8.9.4 To urge its affiliates, main contractors, and suppliers to strengthen management and prevent the spread of ESG risks from those institutions to Party B;

8.9.5 To submit ESG risk reports as required by Party A, cooperate with Party A or its recognized third parties in evaluating and inspecting ESG risks, and timely inform Party A of relevant information on controlling ESG risks, including but not limited to various permits, approvals, and verifications related to ESG risks during start-up, construction, operation, and closure; evaluation and inspection of ESG risks by environmental, social, and governance risk regulators or their recognized institutions for Party B or its affiliates, main contractors, and suppliers; ancillary construction and operation of environmental facilities; pollutant discharge and compliance; safety and health of Party B’s employees; major complaints and protests from neighboring communities against Party B or its affiliates, main contractors, and suppliers; major environmental, social, and governance claim situations; other major situations related to ESG risks as determined by Party A;

8.9.6 Party B itself shall comply with and urge its affiliates, main contractors, and suppliers to comply with relevant laws and regulations on ecology, environment, land, health, safety, etc. in the countries or regions where the project is located, follow relevant international practices or guidelines, and ensure that the project management is substantially consistent with international good practices;

8.9.7 To perform other obligations related to controlling ESG risks as determined by Party A.

8.10 Party B undertakes to comply with national regulatory requirements on local government hidden debts, and not to illegally incur any local government hidden debts after signing this Agreement. Local government hidden debts in this Agreement refer to:

8.10.1 Debts recognized as hidden debts by national finance departments, audit departments, and other regulatory agencies;

8.10.2 Debts that have not yet been recognized as hidden debts by regulatory agencies, but are financed outside the statutory government debt limits actually relying on fiscal funds for repayment or providing credit support (including guarantees, buy-backs, etc.).

8.11 To strictly comply with and implement anti-money laundering and sanctions compliance-related policies and regulations applicable in China and elsewhere, not participate in or assist others in participating in suspected money laundering, terrorist financing, proliferation financing, tax evasion, fraud, and other illegal and criminal activities. To comply with and implement Party A’s anti-money laundering and sanctions compliance systems and documents as required by Party A. When Party A requires, to actively cooperate with Party A in taking appropriate actions and investigations in accordance with relevant anti-money laundering, counter-terrorist financing, and anti-tax evasion regulations.

8.12 Party B shall not use fictitious contracts with affiliates or bills without trade backgrounds, accounts receivable, and other creditor’s rights to handle bill discounting, factoring, pledging, letters of credit, welfare extensions, and other businesses with Party A.

8.13 The loan projects applied for under the credit facility comply with legal and regulatory requirements. Loan funds shall not be used for fixed assets, equity and other investments, shall not be used in violation of regulations for speculation in securities, futures, and real estate; shall not be used for inter-lending to obtain illegal income; shall not be used for areas and purposes prohibited by the State; shall not be used for other purposes beyond those stipulated in this Agreement and specific business documents.

Where loan fund payments are made using the borrower’s self-payment method, Party B shall periodically (at least monthly) report to Party A a summary of loan fund payments. Party A has the right to verify whether loan fund payments comply with the agreed purposes through account analysis, voucher inspection, on-site investigation, and other methods.

8.14 At the time of signing and performing this Agreement, no other material events have occurred that affect Party B’s performance of its obligations under this Agreement.

9. Special Provisions on Working Capital Loans

9.1 Drawdown and Fund Usage

The methods for Party B to use working capital loans under this Agreement include self-payment and entrusted payment.

9.1.1 Self-Payment

Self-payment means Party A disburses loan funds to Party B’s account based on Party B’s drawdown application, and Party B independently pays to Party B’s transaction counterparts that meet the agreed purpose of the Agreement.

9.1.2 Entrusted Payment

Entrusted payment means Party A transfers loan funds through Party B’s account to Party B’s transaction counterparts that meet the agreed purpose of the Agreement, based on Party B’s drawdown application and payment authorization. For loans using entrusted payment, Party B authorizes Party A to pay to Party B’s transaction counterparts through Party B’s account on the disbursement date (or the next working day after disbursement).

9.1.3 In the following circumstances, Party B must unconditionally use entrusted payment in full:

9.1.3.1 Party B’s single drawdown exceeds RMB XXX (inclusive, or equivalent in foreign currency);

9.1.3.2 Party A requires Party B to adopt entrusted payment based on regulatory requirements or risk management needs.

9.1.4 For entrusted payment, external payments after loan disbursement are subject to Party A’s approval. Party B shall not circumvent Party A’s supervision through online banking, reverse billing, fragmentation, or similar methods.

9.2 When Party B applies for drawdown, it shall submit a drawdown application as required by Party A (for offline submissions, it shall be stamped with Party B’s company seal or Party B’s pre-registered seal with Party A; for online submissions, digital certificates or other methods recognized by Party A shall be used for signing), loan notes (if required), and materials required by Party A based on the different requirements for self-payment and entrusted payment. Otherwise, Party A has the right to refuse Party B’s drawdown application. Party A shall not bear any responsibility for transaction counterpart defaults or other losses caused by inaccurate or incomplete payment information provided by Party B, resulting in delayed or failed fund payments.

9.3 Loan Extension

If Party B is unable to repay loans under this Agreement on time and needs to apply for a loan extension, Party B shall submit a written application to Party A one month before the relevant loan matures. If Party A approves the extension after review, Party A and Party B shall separately sign an extension agreement. If Party A does not agree to the extension, Party B shall repay the already-occupied loans and accrued interest in accordance with this Agreement and the corresponding loan notes or Party A’s system records.

10. Default Events and Handling

10.1 Any of the following events by Party B shall be deemed a default event:

10.1.1 Failure to perform or violation of any obligations stipulated in this Agreement;

10.1.2 Any special warranty items of Party B under this Agreement are untrue or incomplete, or Party B violates or fails to perform special warranty items;

10.1.3 Failure to draw down or use loans in accordance with this Agreement, or failure to repay the principal, interest, or fees of loans on time and in full as stipulated in this Agreement, or failure to use funds for return to the cage account as required by Party A, or failure to accept Party A’s supervision, or failure to promptly rectify as required by Party A;

10.1.4 Party B has major default events under legally valid contracts signed with other creditors, and such defaults are not resolved within three months from the date of default; or any affiliated party of Party B has major defaults against China Merchants Bank or other creditors, and such defaults are not resolved within three months from the date of default, which Party A determines may have adverse effects on Party B’s performance of its obligations (regardless of whether Party B has default events under this Agreement).

The aforementioned major default events refer to defaults by Party B where the creditor’s right to claim compensation reaches RMB XXX or more.

10.1.5 If Party B is a NEEQ-listed enterprise or plans to apply for NEEQ listing, and Party B’s NEEQ listing encounters major obstacles or the listing application is suspended; Party B is issued warning letters, ordered to make corrections, has securities account transactions restricted, or other self-regulatory measures totaling 3 or more times, or is subject to disciplinary actions, terminated from listing, or similar situations by the NEEQ market;

10.1.6 When Party B acts as a supplier to a government procurement unit, and the government procurement unit experiences continuous or cumulative three-period payment delays and other risk information unfavorable to Party A’s credit recovery, or Party B is disqualified as a supplier (placed on the government procurement blacklist), experiences delivery delays, unstable product quality, operational difficulties, significantly deteriorated financial condition (insolvency), construction stoppages, and other situations;

10.1.7 Party B’s financial indicators fail to continuously meet the requirements stipulated in this Agreement / specific business documents; or any precondition for Party A to provide credit / financing to Party B stipulated in this Agreement / specific business documents (if any) is not continuously satisfied;

10.1.8 Party B uses loans in a “fragmented to zero” manner to circumvent the requirement under this Agreement to entrust Party A to make external payments of loan funds;

10.1.9 Party B fails to earnestly fulfill / satisfy the declarations and warranties in this Agreement regarding ESG risk management, or is penalized by relevant regulatory authorities or strongly questioned by the public and / or media due to poor ESG risk management, or other default events related to ESG risk management occur, including Party B and its affiliates, main contractors, and suppliers violating ESG agreements with their respective creditors;

10.1.10 Party B uses related-party transactions to damage or evade Party A’s or other China Merchants Bank institutions’ creditor’s rights, which shall be deemed a default.

Related-party transactions refer to matters involving the transfer of resources or obligations between related parties, regardless of whether consideration is received.

10.1.11 Other situations that Party A determines are damaging to Party A’s legitimate rights and interests.

10.2 If any of the following events occurs with a guarantor, and Party A determines that it may affect the guarantor’s guarantee capacity, requiring the guarantor to eliminate the adverse effects caused thereby, or requiring Party B to add or replace security conditions, and the guarantor or Party B fails to cooperate, it shall be deemed that a default event has occurred:

10.2.1 Occurrence of situations similar to Article 6.2.6 of this Agreement, or occurrence of the situations described in Article 6.2.8 without obtaining Party A’s consent;

10.2.2 Concealed its actual ability to assume guarantee obligations when issuing the irrevocable letter of guarantee, or failed to obtain authorization from competent authorities;

10.2.3 Failure to timely handle registration, enterprise annual report procedures and / or business period extension / extension procedures;

10.2.4 Neglecting the management and pursuit of due creditor’s rights, or disposing of existing major assets at no consideration or in other inappropriate ways;

10.2.5 Violating any obligations, undertakings, or declarations in the signed irrevocable letter of guarantee.

10.3 If any of the following events occurs with a mortgagor (or pledgor), and Party A determines that it may cause the mortgage (or pledge) to fail or the mortgaged property (or pledged property) to be insufficient in value, requiring the mortgagor (or pledgor) to eliminate the adverse effects caused thereby, or requiring Party B to add or replace security conditions, and the mortgagor (or pledgor) or Party B fails to cooperate, it shall be deemed that a default event has occurred:

10.3.1 No ownership or disposal rights over the mortgaged property (or pledged property), or ownership is disputed;

10.3.2 The mortgaged property (or pledged property) has not properly completed mortgage / pledge registration procedures, or has been leased out, has a residential right established on it, is sealed, seized, or monitored, has joint ownership / statutory prior priority rights (including but not limited to construction project payment priority, chattel price payment mortgage priority), has a seller’s ownership retention priority established, has a lessor’s financial lease priority established, etc., and / or such situations have occurred but are concealed;

10.3.3 Without Party A’s written consent, the mortgagor transfers, leases, establishes residential rights, re-mortgages, or otherwise improperly disposes of the mortgaged property or establishes any form of rights burdens, or although Party A’s written consent is obtained, the proceeds from disposing of the mortgaged property are not used to repay Party B’s debts to Party A as required by Party A;

10.3.4 The mortgagor fails to properly manage, maintain, and repair the mortgaged property, causing the value of the mortgaged property to significantly depreciate; or the mortgagor’s actions directly endanger the mortgaged property, causing the value of the mortgaged property to decrease; or the mortgagor fails to insure / renew insurance for the mortgaged property as required by Party A during the mortgage period;

10.3.5 The mortgaged property has been or may be included in the scope of government demolition or expropriation, but the mortgagor fails to immediately notify Party A and perform relevant obligations as stipulated in the mortgage agreement;

10.3.6 The mortgagor uses the excess value of mortgage properties at China Merchants Bank to provide residual value mortgage security for transactions under this Agreement; before Party B repays all credit under this Agreement, the mortgagor repays the mortgagor’s personal mortgage loans in advance without Party A’s consent;

10.3.7 Where the pledgor pledges financial products, the source of funds for purchasing the financial products is illegal / non-compliant;

10.3.8 The mortgaged (pledged) property undergoes or may undergo other events affecting the value of the mortgaged (pledged) property or Party A’s mortgage (pledge) rights;

10.3.9 The mortgagor (or pledgor) violates any obligations, undertakings, or declarations in the signed mortgage agreement / pledge agreement.

10.4 The mortgagor (or pledgor) has money laundering or sanctions compliance risks that may harm Party A’s interests.

10.5 If the security under this Agreement includes accounts receivable pledges, and the accounts receivable debtor’s operations significantly deteriorate, assets are transferred / funds are misappropriated to evade debts, or collusion with the accounts receivable pledgor changes the repayment route causing accounts receivable repayments not to enter the dedicated repayment account, or the accounts receivable debtor loses commercial credit, loses or may lose the ability to perform obligations, or other major events affecting its repayment capacity occur, Party A has the right to require Party B to provide corresponding security or provide new valid accounts receivable for pledge; if Party B fails to provide, it shall be deemed that a default event has occurred.

10.6 Upon the occurrence of any of the above default events, Party A has the right to take the following measures separately or simultaneously:

10.6.1 Reduce the credit facility under this Agreement, or stop the use of the remaining credit facility;

10.6.2 Recover in advance the principal, interest, and related fees of loans disbursed within the credit facility;

10.6.3 For bills accepted, letters of credit issued (including entrusted transfers), letters of guarantee, delivery guarantee letters, etc. already committed to by Party A during the credit period, regardless of whether Party A has made advances, Party A may require Party B to add the amount of guarantee deposits, or transfer deposits from other accounts opened by Party B at Party A to the guarantee deposit account as the guarantee deposit for Party A’s future advances for Party B, or have the corresponding amounts held in escrow by a third party, as the guarantee deposit for Party A’s future advances for Party B;

10.6.4 For uncollected accounts receivable creditor’s rights assigned by Party B to Party A under factoring business, the right to require Party B to immediately perform repurchase obligations and take other indemnification measures in accordance with relevant specific business documents; for accounts receivable creditor’s rights against Party B assigned under factoring business, the right to immediately pursue Party B for recovery;

10.6.5 Party A may also directly require Party B to provide other property acceptable to Party A as new security; if Party B fails to provide new security as required, Party B shall bear liquidated damages equivalent to XXX% of the credit facility amount under this Agreement;

10.6.6 Directly freeze / deduct deposits in any settlement account and / or other accounts opened by Party B at China Merchants Bank, stop opening new settlement accounts for Party B, and cancel new credit cards for Party B’s legal representative;

10.6.7 Report Party B’s dishonest information to credit agencies and banking associations, and has the right to share such information among banking institutions and even make public disclosures through appropriate means;

10.6.8 Dispose of mortgage and pledged property in accordance with the provisions of security documents and / or pursue guarantors for recovery;

10.6.9 For working capital loans under the credit facility, change the loan fund entrusted payment conditions and cancel Party B’s use of loans in “self-payment” mode;

10.6.10 Pursue recovery in accordance with this Agreement.

10.7 For amounts recovered by Party A, repayment shall be made in order from the latest to the earliest actual maturity date of each credit item. The specific repayment order for each credit item shall be fees, liquidated damages, compound interest, penalty interest, interest, and finally the credit principal, until all principal, interest, and all related fees are fully repaid.

Party A has the right to unilaterally adjust the above repayment order, except as otherwise required by laws and regulations.

11. Amendment and Supplement of the Agreement

This Agreement may be amended upon mutual agreement of Party A and Party B and the conclusion of a written agreement. Before the conclusion of a written agreement, this Agreement shall remain in effect. Neither party may unilaterally amend this Agreement.

Written supplementary agreements reached by Party A and Party B through negotiation on matters not covered or changes in this Agreement, as well as specific business documents under this Agreement, shall all constitute inseparable components of this Agreement.

12. Other Matters

12.1 During the effective period of this Agreement, any tolerance, indulgence, or delayed enforcement by Party A of any violation or delay of Party B’s obligations shall not damage, affect, or limit all rights and interests that Party A should enjoy under relevant laws and this Agreement as a creditor, and shall not be deemed as Party A’s permission or recognition of any violation of this Agreement, nor shall it be deemed as Party A’s waiver of the right to take action against existing or future violations.

12.2 Regardless of the reason for this Agreement becoming legally invalid, or when partial clauses are invalid, Party B shall still bear the liability to repay all debts owed to Party A under this Agreement. If such a situation occurs, Party A has the right to terminate the performance of this Agreement and immediately pursue Party B for all debts owed under this Agreement.

If changes in applicable laws or policies result in new costs to Party A for performing obligations under this Agreement, Party B shall compensate Party A for such increased costs as required by Party A.

12.3 Notices, requirements, or other documents related to this Agreement between Party A and Party B shall be sent in written form (including but not limited to letters, faxes, emails, China Merchants Bank corporate online banking / corporate APP and other electronic platforms, mobile SMS or WeChat, and other forms). Party B confirms the document delivery address and delivery methods as follows:

12.3.1 Party B confirms and agrees that the contact address reserved in Party B’s China Merchants Bank corporate online banking / corporate APP and other electronic platforms, or the contact address, email, fax number, mobile phone number, or WeChat account stated in this Agreement, may all be used as the delivery address for notices, requirements, or other documents related to this Agreement;

12.3.2 Party B confirms and agrees: delivery by personal service (including but not limited to lawyers / notaries, express delivery, etc.) shall be deemed delivered upon the recipient’s signature (if the recipient refuses to accept, it shall be deemed delivered on the refusal date / return date or the date that is 7 days after the mailing date, whichever is earlier); delivery by postal mail shall be deemed delivered 7 days after mailing; delivery by fax, email, China Merchants Bank corporate online banking / corporate App internal announcement / notice, mobile SMS, WeChat, and other electronic methods shall be deemed delivered on the date the corresponding Party A system / electronic device displays successful sending.

12.3.3 If Party B changes its contact address, email, fax number, mobile phone number, or WeChat account, it shall notify Party A in writing within five working days from the date of change; otherwise Party A has the right to deliver based on Party B’s original contact address or information. Party B shall bear any losses that may result and shall not affect the legal validity of the delivery.

12.3.4 Courts / arbitration institutions / notarization institutions delivering judicial / arbitration documents / notarial documents to the delivery addresses agreed in this Agreement shall be deemed effective delivery (specific delivery standards shall be implemented with reference to the preceding provisions).

Party B further agrees that courts may electronically deliver judicial documents to Party B through the China Judicial Process Information Disclosure Network, the National Unified Delivery Platform, and other electronic means; for electronic delivery of judicial documents by courts pursuant to the above provisions, the date displayed as successfully sent on the China Judicial Process Information Disclosure Network, National Unified Delivery Platform, and other platforms shall be the delivery date.

12.3.5 The delivery addresses and delivery methods stipulated in this clause apply to all stages of the performance period of the Agreement, dispute resolution period, arbitration period, court trial period (first instance, second instance, retrial), and enforcement.

12.4 Both parties agree that for all business applications under trade finance transactions, Party B’s affixing of a pre-reserved seal at Party A’s location shall suffice, and both parties recognize the validity of such sealed documents.

12.5 Both parties confirm: electronic signatures generated using digital certificates for applications or business vouchers submitted by Party B through Party A’s electronic platform (including but not limited to corporate banking / corporate APP) shall be deemed valid signatures of Party B, representing Party B’s true intent. Party A has the right to fill in the relevant business vouchers based on the application information submitted online, and Party B acknowledges the authenticity, accuracy, and legality thereof and is bound by it.

12.6 For the convenience of business handling, all operations related to Party A’s transactions (including but not limited to receiving applications, reviewing materials, disbursing funds, confirming transactions, deducting funds, inquiries, re-printing statements, collections, fund deductions, and various notices) may be processed by any business outlet under Party A’s jurisdiction, and the documents generated, signed, or issued. The business operations and documents of outlets under Party A’s jurisdiction shall be deemed as actions of Party A and shall be binding on Party B.

12.7 Attachments under this Agreement constitute inseparable components of this Agreement and automatically apply to corresponding specific transactions actually occurring between the parties.

12.8 Fee Allocation

☐ 12.8.1 Where this Agreement involves Party B purchasing accident insurance with Party A as the first beneficiary, insurance fees shall be allocated in the following manner (marking “√” in “☐” indicates that the provision is applicable):

Please mark “√” in “☐” to select: ☐ Party A bears. ☐ Both parties share in the following proportion: Party A XXX%, Party B XXX%.

☐ 12.8.2 Where this Agreement involves compulsory enforcement notarization fees (except for fees for applying for enforcement certificates), the fee allocation shall be in the following manner (marking “√” in “☐” indicates that the provision is applicable):

Please mark “√” in “☐” to select: ☐ Party A bears. ☐ Both parties share in the following proportion: Party A XXX%, Party B XXX%.

12.8.3 For matters entrusting third parties to provide services, related fees shall be borne by the entrusting party. If both parties act as entrusting parties jointly, each shall bear 50%.

12.8.4 In the event that Party B is unable to repay debts owed to Party A under this Agreement on time, all fees incurred by Party A to realize its creditor’s rights, including attorney fees, litigation fees, travel expenses, announcement fees, delivery fees, fees for applying for enforcement certificates, etc., shall be fully borne by Party B. Party B authorizes Party A to directly deduct from Party B’s bank account at Party A. If there is a shortfall, Party B guarantees to repay promptly upon receiving Party A’s notice, without requiring Party A to provide any proof.

12.9 Party B shall comply with Party A’s requirements (select with “√”):

☐ To insure its core assets and designate Party A as the first-priority beneficiary;

☐ Not to sell or pledge Party A’s designated ___/___ assets before credit debts are settled;

☐ To restrict dividends distributed to its shareholders before credit debts are settled as required by Party A:

XXX

12.10 Party B shall ensure that all financial indicators of Party B during the credit period are no lower than the following requirements:

XXX

12.11 Party B simultaneously acknowledges that China Merchants Bank XXX Branch and Party B’s parent company / head office / holding company XXX (company name) have signed a group credit business cooperation agreement with reference number XXX (including adjustments and supplements made at the time of signing). Party B agrees to be bound by this agreement and agrees to serve as a group subsidiary under this agreement, bearing all obligations set for group subsidiaries therein. If this is violated, it shall be deemed that a default has occurred by Party B, and Party A has the right to take all default remedy measures stipulated in this Agreement.

12.12 In enterprise financial and business decisions, if one party has the ability to directly or indirectly control or jointly control another party, or exert major influence on another party, it shall be the related party referred to in this Agreement; if two or more parties are jointly controlled by one party, they shall also be related parties, with Party A’s determination as the standard.

The “key stakeholders” referred to in this Agreement means Party B’s legal representative or unit head, authorized signatories, actual controllers, beneficial owners, major investors, major investees, major creditors, controlled entities, etc., with Party A’s determination as the standard.

12.13 Other agreed matters: XXX

13. Account Information

☐ 13.1 Dedicated Loan Account (if applicable, please mark “√” in “☐”)

All loan fund disbursements and payments under this Agreement must be processed through the following account:

Account Name: XXX

Account Number: XXX

Bank: XXX

13.2 Fund Return Account

13.2.1 Party A and Party B agree to designate the following account as Party B’s fund return account:

Account Name: Shengfeng Logistics Group Co., Ltd.

Account Number: XXX

Bank: China Merchants Bank Fuzhou Baima Sub-branch

If the above account information is inconsistent with the account information recorded in the loan note or Party A’s system, the account information recorded in the loan note or Party A’s system shall prevail.

13.2.2 Account monitoring requirements for this account: XXX

Party A has the right to recover loans in advance based on Party B’s fund return situation; that is, when there are returned funds in this account, the corresponding loan amount may be deemed due in advance, and Party A has the right to directly deduct from this account to repay such portion of the loan.

13.3 Party B shall provide quarterly reports on the inflows and outflows of the above account, cooperating with Party A in monitoring relevant accounts and returned funds.

14. Applicable Law and Dispute Resolution

14.1 The conclusion, interpretation, and resolution of disputes under this Agreement shall all be governed by the laws of the People’s Republic of China (excluding the laws of Hong Kong, Macao, and Taiwan). The rights and interests of Party A and Party B are protected by the laws of the People’s Republic of China.

14.2 Disputes arising between Party A and Party B during the performance of this Agreement shall be resolved through negotiation. If negotiation fails, either party shall (choose one of three, mark “√” in “☐”):

☑ 14.2.1 File a lawsuit with the people’s court with jurisdiction at Party A’s location;

☐ 14.2.2 File a lawsuit with the people’s court with jurisdiction at the place of signing the Agreement; the place of signing the Agreement is XXX;

☐ 14.2.3 Submit to XXX (fill in specific arbitration institution name) for arbitration; the place of arbitration is XXX.

14.3 After this Agreement and specific business documents have been notarized by Party A and Party B to grant enforcement effect, Party A may directly apply to the people’s court with jurisdiction for compulsory enforcement to recover debts owed by Party B under this Agreement and specific business documents.

15. Agreement Effectiveness

This Agreement shall become effective when the legal representatives / principal responsible persons or their authorized representatives of both Party A and Party B sign (or affix name seals) and affix company seals / contract-specific seals, and shall automatically become invalid on the date the credit period expires or on the date all debts owed by Party B to Party A under this Agreement and all other related fees are fully settled (whichever is later).

16. Appendix

This Agreement is made in XXX copies; Party A, Party B, and XXX Real Estate Registration and Transaction Center, XXX each hold one copy, all having equal legal effect.

Attachment 1: Special Terms for Cross-Border Trade Finance Business

Attachment 2: Special Terms for Buyer / Import Factoring Business

Attachment 3: Special Terms for Order Loan Business

Attachment 4: Special Terms for Commercial Acceptance Bill Discounting Business

Attachment 5: Special Terms for Derivative Trading Business

Attachment 6: Special Terms for Gold Leasing Business

Attachment 1

Special Terms for Cross-Border Trade Finance Business

1. Cross-border linked trade finance business refers to trade finance business provided jointly by Party A and China Merchants Bank overseas institutions (hereinafter referred to as the “Linked Platform”) that Party B applies to handle based on the genuine cross-border trade background between Party B and overseas companies.

2. Specific products of cross-border linked trade finance business include: back-to-back letters of credit, entrusted letter of credit issuance, entrusted overseas financing, bill guarantee payment, letter of guarantee overseas credit extension, and cross-border trade finance express. The specific meaning, business rules, and other details of each product shall be stipulated in specific business documents.

3. Under back-to-back letters of credit, the master letter of credit that Party B applies to Party A to issue directly occupies the credit facility under this Agreement. Advances or payments (regardless of whether they occur during the credit period) made by Party A in performing the issuance obligation under such master letters of credit, and the corresponding interest and fees, constitute Party B’s financing debts to Party A and fall within the scope of credit security.

Under entrusted letter of credit issuance / entrusted overseas financing, the letters of credit issued by the Linked Platform upon receiving applications from overseas companies, or trade finance provided by the Linked Platform, occupy the credit facility under this Agreement based on Party A’s entrustment of Party B’s application. When Party A disburses import documentary collection advances or provides advances for external payments under import documentary collection to Party B, such advances (regardless of whether they occur during the credit period) and the corresponding interest and fees directly constitute Party B’s financing debts to Party A and fall within the scope of credit security.

Under bill guarantee payment, Party A directly occupies the credit facility under this Agreement for Party B’s accepted commercial bills on Party B’s application. If Party B fails to make full payment on schedule, Party A has the right to directly make advances against the guaranteed bills, and such advances (regardless of whether they occur during the credit period) and the corresponding interest and fees fall within the scope of credit security.

Under letter of guarantee overseas credit extension business, letters of guarantee / standby letters of credit issued by Party A based on Party B’s application directly occupy the credit facility under this Agreement. After the overseas company assigns the collection rights (not indemnity rights) under the letter of guarantee to the Linked Platform, when the Linked Platform claims compensation from Party A based on the letter of guarantee / standby letter of credit, any advances made by Party A (regardless of whether they occur during the credit period) and the corresponding interest and fees directly constitute Party B’s financing debts to Party A and fall within the scope of credit security.

Under the cross-border trade finance express business, Party A reviews Party B’s trade finance applications and the Linked Platform directly provides trade finance to Party B, occupying the credit facility under this Agreement. If Party B fails to repay the Linked Platform trade finance on time and in full, Party A has the right to repay through bill financing or advances. Such advances (regardless of whether they occur during the credit period) and the corresponding interest and fees directly constitute Party B’s financing debts to Party A and fall within the scope of credit security.

Attachment 2

Special Terms for Buyer / Import Factoring Business

1. Definitions

1.1 Buyer / import factoring business refers to business where Party A acts as the buyer / import factor, receives assignment of accounts receivable from sellers / export factors against Party B as the commercial contract payment obligor, and provides comprehensive factoring services to sellers / export factors including payment guarantee, accounts receivable collection, and management.

Under buyer / import factoring business, if Party B’s buyer credit risk occurs, Party A shall bear payment guarantee obligations to the seller / export factor; if disputes arise during the performance of commercial contracts, Party A has the right to reverse-assign the assigned accounts receivable to the seller / export factor.

1.2 Seller / export factor refers to the party that signs factoring business agreements with the supplier / service provider (accounts receivable creditor) under the commercial contract and receives assignment of accounts receivable held by the accounts receivable creditor. Party A may simultaneously act as both the buyer / import factor and the seller / export factor.

1.3 Disputes refer to objections, counterclaims, offsets, or similar actions raised by the accounts receivable creditor against accounts receivable assigned to Party A, and actions by third parties to claim rights or apply for asset preservation on accounts receivable under this Agreement, due to disputes arising from related goods, services, invoices, or any other commercial contract-related matters between the accounts receivable creditor and Party B. Any situation where the accounts receivable assigned to Party A cannot be fully or partially realized due to reasons other than buyer credit risk shall be deemed a dispute.

1.4 Commercial contract refers to a transaction contract signed by Party B and the accounts receivable creditor, for the purpose of goods trading and / or service transactions, with payment by installment as the settlement method.

1.5 Payment guarantee / guarantee payment refers to the payment that Party A, as the buyer / import factor, should make to the seller / export factor within a certain period after the accounts receivable matures, in the event of buyer credit risk occurring for Party B.

2. Upon Party B’s application, Party A agrees to handle buyer / import factoring business for Party B within the credit facility amount. Accounts receivable assigned from the seller / export factor shall be deducted / occupy the credit facility under the Credit Facility Agreement based on their amount.

Payments made by Party A as buyer / import factor in performing payment guarantee / guarantee payment obligations, and related fees, shall be deemed as credit extended by Party A to Party B under the “Credit Facility Agreement”, falling within the scope of security provided by Party B. Party A has the right to pursue Party B for payment guarantee / guarantee payment amounts using all measures stipulated under the Credit Facility Agreement. As long as the seller / export factor (regardless of whether it is Party A) assigns accounts receivable during the credit period, even if Party A performs payment guarantee obligations beyond the credit period, Party A still has the right to pursue Party B in accordance with the “Credit Facility Agreement” and the commercial contract.

3. Buyer / Import Factoring Service Fees

Factoring service fees are business management fees that Party A collects for providing buyer / import factoring services, and Party A collects them from Party B at a certain proportion of the accounts receivable amount at the time of assignment and delivery. The specific fee standards shall be reasonably determined by Party A based on its business rules.

4. For disputes arising during the performance of commercial contracts, Party B waives the right to raise disputes. Accordingly, regardless of any other provisions, once Party B fails to make external payments as agreed in the commercial contract, it shall be deemed that buyer credit risk has occurred for Party B. Party A will then make payment guarantees, and Party B has no objection to this.

Attachment 3

Special Terms for Order Loan Business

1. Order loan business refers to loans disbursed by Party A to Party B based on commercial contracts (or engineering contracts) signed between Party B and its downstream customers (paying parties), for use in daily production and operations to perform commercial contracts (or engineering contracts), with contract sales proceeds (or engineering proceeds) as the primary repayment source.

2. Party B opens a sales proceeds dedicated account at Party A for commercial contracts (or engineering contracts). All sales proceeds from commercial contracts (or engineering contracts) for which order loans are applied must be directly deposited into the dedicated account, and may not be used without Party A’s approval, nor may the dedicated account be changed. Party B must notify the paying party that this dedicated account is the only account for sales proceeds. Party A has the right to deduct funds in the dedicated account to repay the principal, penalty interest, and other related fees of order loan financing.

3. When any of the following situations occurs, Party A may immediately stop Party B’s use of the facility under the “Credit Facility Agreement” and take default handling measures pursuant to the “Credit Facility Agreement”:

3.1 Party B’s downstream customers experience continuous three-period payment delays, which Party A reasonably determines to be situations such as deteriorating financial conditions unfavorable to protecting Party A’s creditor’s rights;

3.2 Party B is disqualified as a supplier by downstream customers; Party B experiences delays in delivering goods to downstream customers, unstable product quality, failure to construct according to the engineering contract schedule without downstream customer approval, Party B’s qualification is downgraded making it no longer meet the downstream customer’s requirements, Party A reasonably determines that it has operational difficulties or deteriorating financial conditions, or for three consecutive months, downstream customer repayments to Party B are less than Party B’s total monthly repayment obligations under all financing contracts in this credit facility, or downstream customers continuously fail to make installment payments as stipulated in the engineering contract for two periods.

Attachment 4

Special Terms for Commercial Acceptance Bill Discounting Business

1. Commercial acceptance bill discounting business refers to business where Party A provides discount financing for commercial acceptance bills accepted, endorsed, or guaranteed by Party B, or permits bill holders to apply for discounting at any China Merchants Bank branch (hereinafter referred to as other discounting banks). Bill holders (hereinafter referred to as discounting applicants) may apply to Party A or other discounting banks for discounting of such commercial acceptance bills, and all such discounting transactions occupy the credit facility under this Agreement.

Since Party A’s provision of commercial acceptance bill discounting services to Party B is a prerequisite for other discounting banks to accept bill holder applications for discounting, other discounting banks that have processed discounting have the right to transfer the discounted bills to Party A, and Party A is obligated to accept the transfer. Party B has no objection to this.

2. Commercial acceptance bills referred to in this clause include both paper commercial acceptance bills and electronic commercial acceptance bills (hereinafter referred to as electronic bills). Payment methods include buyer payment, seller payment, other-party payment, and agreed payment.

3. Party B must open a commercial acceptance bill guarantee deposit account at Party A (the account number is subject to Party A’s system automatic generation or records at the time the guarantee deposit is deposited, same below), and before each bill is accepted, deposit a certain amount of funds into this guarantee deposit account at the proportion required by Party A, as the payment guarantee deposit for commercial acceptance bills discounted by Party A or assigned from other discounting banks.

If Party B is the acceptor of commercial acceptance bills, Party B should deposit the full amount of bills payable into the guarantee deposit account opened with Party A before each commercial acceptance bill matures, in preparation for paying the bills upon maturity.

4. During the credit period, bill holders may apply for discounting of commercial acceptance bills accepted, endorsed, or guaranteed by Party B directly from Party A or from other discounting banks. Party A or other discounting banks have the right to conduct qualification reviews of discounting applicants, require Party B to review and confirm, and independently decide whether to process the discounting.

After other discounting banks process discounting, they have the right to endorse and transfer the discounted commercial acceptance bills to Party A in accordance with China Merchants Bank’s relevant regulations. After Party A processes discounting or receives commercial acceptance bills transferred from other discounting banks, when bill holders require Party B to make payment, Party B shall unconditionally and promptly pay Party A the full amount payable.

5. The issuance, acceptance, guarantee, endorsement, discounting, and other information for each electronic bill shall be subject to the business information stored in the China Bills Trading System or the Electronic Commercial Bill System, or customer statements and other business records printed based on such information. Information stored in the China Bills Trading System or the Electronic Commercial Bill System and business records generated therefrom are components of this attachment and have equal legal effect as this attachment. Party B acknowledges their accuracy, authenticity, and legality.

6. For disputes arising from underlying contracts of commercial acceptance bills discounted by Party A, Party B shall resolve them independently with the relevant parties, which shall not exempt Party B from the obligation to timely deposit the full guarantee deposit and bill payment amounts as stipulated in Clause 3.

7. Where Party A has discounted commercial acceptance bills accepted, endorsed, or guaranteed by Party B, or has received such commercial acceptance bills transferred from other discounting banks, if the bill payer or Party B fails to make full payment before the commercial acceptance bill matures, Party A has the right to directly take collection measures against Party B, including but not limited to deducting funds from any account opened by Party B at China Merchants Bank for payment. For advances made by Party A due to Party B’s failure to make full payment and insufficient account balance for deduction, Party A shall charge penalty interest to Party B at the rate of XXX per ten thousand per day in accordance with the “Payment and Settlement Management Measures”.

Attachment 5

Special Terms for Derivative Trading Business

1. For derivative product transactions accepted by Party A upon Party B’s application, a certain percentage of the transaction notional principal / transaction amount may occupy the credit facility, or when derivative product transactions generate floating losses, Party A may additionally occupy Party B’s credit facility based on specific agreements between both parties (the specific credit facility amount to be occupied shall be determined by Party A based on the product type, term, risk level, risk coefficient corresponding to the credit facility being reduced, etc. of each specific transaction at the time it occurs). The actual credit facility amount occupied shall be subject to the credit facility occupation notice issued by Party A and / or transaction confirmation / certificate and other transaction documents.

2. All derivative transactions that still have balances or have incurred losses during the credit period shall occupy the credit facility in accordance with the preceding clause, regardless of whether the transaction date falls within the credit period.

Attachment 6

Special Terms for Gold Leasing Business

1. “Gold leasing” business refers to business where Party A leases physical gold to Party B, and upon maturity, Party B returns gold of the same weight, quality, and commodity attributes, and periodically pays leasing fees to Party A in RMB.

2. Party A may handle gold leasing business for Party B within the credit period and credit facility based on Party B’s application. The physical gold leased by Party A shall occupy the credit facility based on the agreed value in the gold leasing agreement signed by both parties and constitute debts owed by Party B to Party A.

Party B’s Declaration:

All clauses of this Agreement have been fully negotiated by both parties. Party B has particularly noted the clauses related to exempting or reducing Party A’s liability that are materially related to Party B’s interests. Party A has made corresponding explanations on these clauses at Party B’s request. Party B has a full and accurate understanding of them. The signing parties have a completely consistent understanding of the clauses of this Agreement.

(No further text below)

(The following is the signature column for the “Credit Facility Agreement” with reference number XXX)

Party A: China Merchants Bank Co., Ltd. Fuzhou Branch (bank seal)

Principal responsible person or authorized representative (signature / name seal): XXX

Contact address: XXX

Corporate email: XXX

Corporate fax: XXX

Contact mobile number: XXX

Corporate WeChat: XXX

Party B: Shengfeng Logistics Group Co., Ltd. (seal)

Legal representative / principal responsible person or authorized representative (signature / name seal): XXX

Contact address: XXX

Corporate email: XXX

Corporate fax: XXX

Contact mobile number: XXX

Corporate WeChat: XXX

Date of Signing: XXX